As filed with the Securities and Exchange Commission on February 26, 1997 Registration No. 333-14699


                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                        POST-EFFECTIVE AMENDMENT NO. 1
                                      ON
                                   FORM S-8
                                      TO
                                   FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933*



                          PETCO ANIMAL SUPPLIES, INC.
             (Exact Name of Registrant As Specified In Its Charter)


             Delaware                                   33-0479906
     (State or other jurisdiction                     (I.R.S. Employer
   of incorporation or organization)                  Identification No.)



                              9125 Rehco Road
                       San Diego, California  92121
                              (619) 453-7845
(Address of principal executive offices, including ZIP code and telephone number)

              Pet Food Warehouse, Inc. 1993 Stock Option Plan



   BRIAN K. DEVINE                                       Copies to:
 Chairman, President                               THOMAS A. EDWARDS, ESQ.
and Chief Executive Officer                            Latham & Watkins
   9125 Rehco Road                                      701 "B" Street
San Diego, California  92121                              Suite 2100
   (619) 453-7845                               San Diego, California  92101
(Name, address, including ZIP code and telephone        (619) 236-1234
number, including area code, of agent for service.)




*	Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein.
 	See "Introductory Statement.


                             INTRODUCTORY STATEMENT

	PETCO Animal Supplies, Inc., a Delaware corporation (the "Company"), hereby amends its Registration Statement on Form S-4 (File No. 333-14699) filed with the Securities and Exchange Commission (the "Commission") on October 23, 1996, as amended by Amendment No. 1 filed with the Commission on November 20, 1996 (the "S-4 Registration Statement"), by filing this Post-Effective Amendment on Form S-8 (the "Registration Statement") relating to 208,706 shares of common stock, par value $.0001 per share, of the Company (the "Company Common Stock") issuable upon exercise of outstanding options granted under the Pet Food Warehouse, Inc. 1993 Stock Option Plan (the "1993 Plan"). The shares of Company Common Stock issuable upon the exercise of such options were registered under the S-4
Registration Statement.

	On December 31, 1996, the Company consummated a merger (the "Merger") whereby the Company acquired control of Pet Food Warehouse, Inc., a Minnesota corporation ("PFW"), pursuant to an Agreement and Plan of Merger dated as of October 3, 1996 (the "Merger Agreement") by and among the Company, PASI Acquisition Corp., a newly formed, wholly owned Minnesota subsidiary of the Company ("Merger Sub"), and PFW. Under the Merger Agreement, Merger Sub was merged with and into PFW, whereupon the separate existence of Merger Sub ceased and PFW became a wholly owned subsidiary of the Company. Immediately following the Merger, PFW was then merged with and into the Company, with the result that PFW ceased to exist and the Company continues as the surviving corporation. Consummation of the Merger followed approval by the stockholders of PFW, which was obtained at a stockholder meeting held on December 31, 1996.

	In connection with the Merger, each outstanding share of common stock of PFW, par value $.01 per share (the "PFW Common Stock"), was converted into the right to receive 0.2173913 of a share of Company Common Stock (the
"Exchange Ratio"), together with a cash payment in lieu of any fractional shares of Company Common Stock to which a holder of PFW Common Stock otherwise was entitled. Each option to purchase shares of PFW Common Stock
(the "PFW Options") has been assumed by the Company and now constitutes an option to acquire shares of Company Common Stock on substantially the same terms and conditions as were applicable under such PFW Options, adjusted in accordance with the Exchange Ratio.

	Prior to the Merger, the shares of PFW Common Stock issuable upon exercise of PFW Options granted under the 1993 Plan have been registered by PFW under the following registration statements on Form S-8: File No. 33-69936 filed with the Commission on October 5, 1993 registering 314,285 shares of PFW Common Stock (giving effect to a 1-for-3 1/2 reverse stock split of the PFW Common Stock in November 1993); File No. 33-82514 filed with the Commission on August 5, 1994 registering 360,715 shares of PFW Common Stock; and File No. 333-12665 filed with the Commission on September 25, 1996 registering 575,000 shares of PFW Common Stock.

	The designation of this Registration Statement as File No. 333-14699 denotes that this Registration Statement relates only to shares of Company Common Stock previously registered under the S-4 Registration Statement which are issuable upon exercise of options outstanding under the 1993
Plan. This Registration Statement is the first Post-Effective Amendment to the S-4 Registration Statement.

                                Part I

Item 1.	Plan Information.

		Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

		Not required to be filed with this Registration Statement.


                                Part II

Item 3.	Incorporation of Documents by Reference.

	The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

	(a)	Annual Report on Form 10-K for the fiscal year ended February 3,
		1996;

	(b)	Quarterly Report on Form 10-Q for the quarter ended May 4, 1996;

	(c)	Quarterly Report on Form 10-Q for the quarter ended August 3, 1996;

	(d)	Quarterly Report on Form 10-Q for the quarter ended November 2,
		1996, as amended by the Quarterly Report on Form 10-Q/A filed with the Commission on February 4, 1997;

	(e)	Current Report on Form 8-K filed with the Commission on January 10,
		1997;

	(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the
		Exchange Act since the end of the Company's fiscal year ended February 3, 1996; and

	(g)	The description of the Company Common Stock set forth in the
		Registration Statement on Form 8-A dated February 28, 1994, as
		amended by the Registration Statement on Form 8-A/A dated March 15,
		1994.

	All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date this Registration Statement is filed with the Commission and prior to the filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.	Description of Securities.

		Not applicable.

Item 5.	Interests of Named Experts and Counsel.

		Not applicable.

Item 6.	Indemnification of Directors and Officers.

	Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

	The Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liabilities for unlawful payment of dividends, unlawful stock purchases and redemptions and transactions from which the director derives an improper personal benefit.

	As permitted by Section 145 of the DGCL, Article III, Section 13, of the Amended and Restated By-Laws of the Company provides, in general, for the indemnification by the Company of its directors, officers, employees and agents (including officers and directors serving another corporation, partnership, joint venture, trust or other enterprise in any capacity at the Company's request), against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, provided that such person acted in good faith and in a manner that such person reasonably believed was in the best interests of the Company or its stockholders. Indemnification is not available under Article III, Section
13, with respect to any claim, issue or matter in which such person is adjudicated to be liable to the Company unless and only to the extent that a court determines otherwise.

	Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

		Not applicable.

Item 8.	Exhibits.

		See Exhibit Index on page 8 hereof.

Item 9.	Undertakings.

	(a)	The undersigned Registrant hereby undertakes:

		(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i)	To include any prospectus required by Section 10(a)(3) of
the Securities Act of 1933, as amended (the "Securities Act");

			(ii)	To reflect in the prospectus any facts or events arising
after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
Registration Fee" table in the effective Registration Statement;

			(iii)	To include any material information with respect to the
plan of distribution not previously disclosed in this Registration
Statement or any material change to such information in this
Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

		(2)	That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                  SIGNATURES

	Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 26, 1997

                                       PETCO ANIMAL SUPPLIES, INC.


                                       By:/s/ BRIAN K. DEVINE
                                          Brian K. Devine
                                          Chairman, President and
                                          Chief Executive Officer

	Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ BRIAN K. DEVINE           Chairman, President and     February 26, 1997
Brian K. Devine               Chief Executive Officer
                              (Principal Executive
                              Officer)

/s/ RICHARD C. ST. PETER*     Executive Vice President,   February 26, 1997
Richard C. St. Peter          Chief Financial Officer
                              and Secretary (Principal
                              Financial Officer)

/s/ JAMES M. MYERS*           Senior Vice President,      February 26, 1997
James M. Myers                Finance (Principal
                              Accounting Officer)


/s/ C. HUNTER BOLL*           Director                    February 26, 1997
C. Hunter Boll


/s/ ANDREW G. GALEF*          Director                    February 26, 1997
Andrew G. Galef


/s/ SHAHAN D. SOGHIKIAN*      Director                    February 26, 1997
Shahan D. Soghikian


/s/ PETER M. STARRETT*        Director                    February 26, 1997
Peter M. Starrett


*By:/s/ BRIAN K. DEVINE
    Brian K. Devine
	 Attorney-in-fact
EXHIBIT INDEX


EXHIBIT                                                                PAGE

4.1  The Pet Food Warehouse, Inc. 1993 Stock Option Plan                --
     (Incorporated by reference to Exhibit 10.8 of the Pet Food Warehouse, Inc.'s Registration Statement on Form SB-2 (File No. 33-65734C)filed with the
     Commission on July 6, 1993, as amended by Amendment
     No. 1 filed with the Commission on August 13, 1993,
     Post-Effective Amendment No. 1 filed with the
     Commission on January 7, 1994, Post-Effective
     Amendment No.2 filed with the Commission on February 1, 1994 and Post-Effective Amendment No. 3 filed with the Commission on February 10, 1994.)

4.2  Pet Food Warehouse, Inc. Amendment to 1993 Stock                    9
     Option Plan.

5.1  Opinion of Latham & Watkins.(1)                                    --

23.1 Consent of KPMG Peat Marwick LLP.                                  10

23.2 Consent of Latham & Watkins (included in Exhibit 5.1               --
		  	hereto.)

24.1 Power of Attorney.(1)                                              --

























___________________
(1) Previously filed with the Company's S-4 Registration Statement.


                                       EXHIBIT 4.2



                               PET FOOD WAREHOUSE, INC.
                         AMENDMENT TO 1993 STOCK OPTION PLAN
                    ADOPTED BY BOARD OF DIRECTORS ON JULY 10, 1995
                     AND BY SHAREHOLDERS ON SEPTEMBER 14, 1995


1.	Section 5 of the Plan shall be amended to read as follows:

                                   SECTION 5.

                                  PARTICIPANTS

	"The Board, or the Committee if so empowered by the Board, shall from time to time, at its discretion and without approval of the shareholders, designate those directors, officers, employees, consultants or advisors of the Company or of any Subsidiary to whom nonqualified stock options shall be granted; provided, however, that nonemployee directors who are members of the Committee shall only be entitled to the nonqualified stock options granted under the provisions of Section 11 hereof; and provided further that consultants or advisors shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or Subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The Board, or the Committee if so empowered by the Board, shall also designate those employees of the Company or of any Subsidiary to whom incentive stock options shall be granted.

	The Board, or the Committee, if so empowered by the Board, may grant additional incentive stock options or nonqualified stock options to some or all participants, except nonemployee directors who are members of the Committee, then holding options or may grant such options solely or partially to new participants. In designating participants, the Board, or the Committee if so empowered by the Board, shall also determine the number of shares to be optioned to each such participant."

2.	Section 6 of the Plan shall be amended to read as follows:

                                    SECTION 6.

                                      STOCK

	"The Stock to be optioned under this Plan shall consist of authorized but unissued shares of Common Stock. One Million Two Hundred Fifty
Thousand (1,250,000) shares of Common Stock shall be reserved and available for options under the Plan; provided, however, the total number of shares of Common Stock reserved for options under this Plan shall be subject to adjustment as provided in Section 13 of the Plan. In the event that any outstanding option granted under the Plan for any reason expires or is terminated prior to the exercise thereof, the shares of Common Stock allocable to the unexercised portion of such option shall continue to be reserved for options under the Plan and may be optioned hereunder."


                               EXHIBIT 23.1



                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Petco Animal Supplies, Inc.:

We consent to incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement under the Securities Act of 1933 (No. 333-14699) of Petco Animal Supplies, Inc. of our report dated March 19, 1996, relating to the consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiary as of January 28, 1995 and February 3, 1996, and the related consolidated statement of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 3, 1996, which report appears in the February 3, 1996, annual report on Form 10-K of Petco Animal Supplies, Inc.


                                         /s/ KPMG Peat Marwick LLP
San Diego, California
February 25, 1997